Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Full-Year 2016 Financial Results

Conference call and webcast today at 9:00 a.m. EST

RADNOR, Pa., March 2, 2017 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE: SFE) today announced financial results for the three months and full-year ended December 31, 2016, as well as continued achievement of developmental milestones for its 29 partner companies. For the three months ended December 31, 2016, Safeguard's net loss was $21.7 million, or $1.07 per share, compared with a net loss of $14.3 million, or $0.69 per share, for the same period of 2015. For the year ended December 31, 2016, Safeguard's net loss was $22.3 million, or $1.09 per share, compared with a net loss of $59.5 million, or $2.85 per share, in 2015.

"Over the course of Safeguard's 64-year history, the Company has always embraced change and fostered innovation," said Stephen T. Zarrilli, Safeguard's President and CEO. "Our focus on deploying early- and growth-stage capital in select vertical markets within the technology sector has positioned Safeguard for another period of dynamic growth and value realization. We remain committed to progressive capital allocation, appropriate balance sheet leverage and continued transparency."

Subsequent to the fourth quarter of 2016, Safeguard sold its interest in partner company Beyond.com back to the company for $26 million. In connection with the transaction, Safeguard will receive $15.5 million in cash and a three-year, $10.5 million note for the balance due, which will accrue interest at a rate of 9.5% per annum. As a result, Safeguard will realize nearly a two-times cash-on-cash return. Safeguard had deployed $13.5 million in Beyond in March 2007 and prior to the sale had a 38% primary ownership position.

2016 Highlights

  Deployed $22.9 million into four new partner companies – Aktana, Brickwork Software, Moxe Health, and T-REX Group – sharpening Safeguard's focus on early- and growth-stage technology-driven enterprises and their innovative products and services.
  Deployed $56.4 million in follow-on funding to support the growth of 18 existing partner companies.
  Realized $58.6 million in cash proceeds from sale of the Company's minority equity stake in Putney.
  Repurchased $5.4 million of common stock in open-market transactions. Beginning in early 2014 through December 31, 2016, more than 1.9 million shares have been repurchased at a cost of $35.4 million.

AGGREGATE PARTNER COMPANY REVENUE

Aggregate partner company revenue for 2016 was $344 million, compared to $328 million in 2015 and $283 million in 2014 for those same companies. Revenue figures for all periods reflect the reclassification of certain costs as a reduction of revenue for our digital media partner companies. These figures do not include new partner companies in which Safeguard initially deployed capital in 2016 or partner companies that were exited or written off in 2016.

For 2017, aggregate partner company revenue is projected to be between $395 million and $420 million, an increase of 14% to 21% from 2016, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2017. Aggregate revenue for the same partner companies was $348 million for 2016 and $329 million for 2015.

Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertain to periods prior to Safeguard's involvement with those companies and are based solely on information provided to Safeguard by those companies. Safeguard reports the revenue of its equity and cost-method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

Significant accomplishments achieved by Safeguard's partner companies during 2016 include:

~ Product Launches / Regulatory Approvals ~

AdvantEdge Healthcare Solutions achieved third-party recertification for HIPAA and HITECH privacy and security requirements for the fourth consecutive year. AdvantEdge launched AdvantEdge Analytics A2, a web-based, near real-time specialty physician financial reporting and analytics tool that allows the physician or practice manager to monitor the entire revenue cycle of the practice.

Cask Data released Cask Data Application Platform ("CDAP") 4, the first unified integration platform for big data that enables developers, data scientists and citizen integrators to quickly build and deploy applications, data pipelines, plug-ins, and use case recipes on Hadoop and Spark.

CloudMine earned certification under the E.U.-U.S. Privacy Shield, which is new legislation that was established between the E.U. Privacy Commission and the U.S. Federal Trade Commission to replace the decade-old Safe Harbor pact and ensure better enforceability and guarantees of data privacy for E.U. citizens. CloudMine also launched its HIPAA-compliant Connected Health Cloud product, which allows users across the healthcare spectrum to aggregate and analyze disparate data to improve patient care.

Good Start Genetics launched an advanced version of EmbryVu, the next-generation embryo screening test, based on its proprietary sequencing platform and technology licensed from Johns Hopkins University, and during the fourth quarter of 2016, introduced the most affordable preimplantation genetic screening ("PGS") test on the market at $150 per embryo, broadening access for more couples planning a family. Good Start Genetics also launched the VeriYou genetic test for couples on Amazon, which is Good Start Genetics' saliva-based, next-generation sequencing ("NGS") carrier screening test for two of the most common inherited genetic disorders – cystic fibrosis ("CF") and spinal muscular atrophy ("SMA"). Good Start Genetics is the first genetic testing company to have a direct Amazon relationship.

Hoopla Software launched a product enhancement that allows its customers to broadcast information on Hoopla TV displays directly from Slack. With this latest integration, Hoopla has taken another step in expanding the Hoopla TV platform to motivate, engage, and align employees for customers around the world. Integrations now include Slack, Google Sheets, Salesforce, Zapier, Excel and the ability to import CSV files.

InfoBionic received 510(k) clearance from the U.S. Food and Drug Administration ("FDA") for MoMe® Kardia, a wireless, remote monitoring system designed to aid physicians in their diagnosis of cardiac arrhythmias in patients with a demonstrated need for cardiac monitoring. InfoBionic began shipping the new generation MoMe® Kardia during the fourth quarter of 2016.

MediaMath launched Adaptive Segments, which allows agencies and marketers to transform raw data into actionable marketing tactics and allow one-on-one conversations with customers. MediaMath also launched Helix™, a new proprietary data business unit which leverages global, pooled transactional data sets with MediaMath's vast data footprint and buying platform to evolve how marketers leverage data for programmatic marketing.

Pneuron added new features to its business-orchestration software, enhancing robotic capabilities and scalability. Among other enhancements, the Pneuron platform now enables customers to configure MS Sharepoint, MS Exchange and Unix Shell Scripts and connect an entire enterprise ecosystem without coding.

Prognos is the new business name for Medivo. The rebranding emphasizes the company's prowess in healthcare artificial intelligence by enhancing the value of lab results and diagnostic data through advanced analytics. Prognos continues to connect with more labs and has added data on 21 medical conditions, bringing its total to more than 30 conditions.

Propeller Health received FDA 510(k) clearance to market its platform for use with Glaxo Smith Kline's Ellipta® dry powder inhaler. Propeller also launched a nationwide initiative with AMC Health to help patients with Chronic Obstructive Pulmonary Disease ("COPD") and asthma improve disease management and reduce symptoms and hospital visits. This multiyear partnership brings Propeller Health's commercial programs in U.S. healthcare systems and other organizations to more than 40.

Spongecell released a new HTML5-based video format for personalized, data-driven interactive video advertising across multiple devices, allowing advertisers to build, target and traffic their messages from a self-service platform. HTML5 technology is expected to replace Flash-based video by mid-2017.

Syapse launched its Global Partner Program, which will leverage best-of-breed partners to enhance and accelerate the implementation of the Syapse Precision Medicine Platform at healthcare organizations globally. Under the program, Syapse will build an ecosystem of partners, including system integrators, EHR vendors, testing labs, specialty pharmacies and health plans, to further complement the capabilities of Syapse Precision Medicine Platform.

Transactis released Version 7.0 of its electronic billing and payment platform, which expands application program interface ("API") support for high volume billers and seamless real-time access to leading payment engines like Visa/CyberSource, Vantiv and WorldPay.

Trice Medical received FDA 510(k) clearance for mi-eye 2, a disposable needle with a fully integrated camera that enables physicians to use advanced diagnostic imaging to visualize joint injuries in a clinic. Launched during the fourth quarter of 2016, mi-eye 2 is designed for use in diagnostic and operative arthroscopic and endoscopic procedures to provide illumination and visualization of an interior cavity of the body through either a natural or surgical opening.

WebLinc launched its exclusive Solutions Partner Network to offer mid-market retailers access to in-demand solutions and ecommerce expertise. The network features a repeatable process to help the most innovative commerce agencies, developers, and strategists implement the Workarea Commerce Platform.

Zipnosis launched ZipTicket™, a virtual boarding pass that gives patients access to in-clinic lab tests. In addition, the company launched a new reseller model between Bryan Health/Bryan Telemedicine and Memorial Health ("MHCS"). In this model, MHCS's virtual care service is staffed by Bryan Health/Bryan Telemedicine providers.

~ Major Customer Wins / Strategic Partnerships ~

AdvantEdge Healthcare Solutions was contracted by Safeguard partner company, NovaSom, to administer billing and collection functions.

Apprenda signed a resale agreement with Cisco to integrate the Apprenda Platform-as-a-Service ("PaaS") with Cisco Metapod and Cisco Application Centric Infrastructure ("ACI"). Apprenda's integration with Cisco Metapod and Cisco ACI allows Apprenda to fully deliver on the hybrid needs of enterprise software development.

Beyond added Allstate, Advantage Solutions, Six Flags, UPS, Johns Hopkins Health System, Maxim Healthcare, Time Warner Cable, Charles Schwab, ConAgra Foods and Sysco Corporation to its customer roster in 2016.

Cask Data partnered with Tableau, a global leader in visual analytics. Cask announced deeper integration with Cloudera Enterprise for faster time to value from Hadoop. Cask was certified and is among the newest approved vendors in the Microsoft Azure HDInsight partner program, enhancing security and scalability of big data queries in the cloud with CDAP. CDAP has also been certified on the IBM Open Platform, along with Apache Spark, and is now available on the IBM Marketplace.

CloudMine partnered with Validic to advance integration of patient-generated health data into clinical workflows and Healthcare Information Systems. CloudMine partnered with rapid mobile app development leader Alpha Software Corporation to scale secure, HIPAA-compliant mobile app development and deployment for healthcare and life science organizations. CloudMine also partnered with Elasticsearch, which provides CloudMine developers with a powerful search framework and data management layer for delivering optimal application performance.

Clutch Holdings acquired intelligent mobile promotions platform Persio, which is expected to provide Clutch clients with comprehensive views of customers across all buying and marketing channels. Clutch achieved "Built for NetSuite" certification for its Gift, Loyalty & Automated Marketing SuiteApp, enabling users to identify, understand and motivate their customers with personalized engagements and experiences across online, in-store, mobile, social, email, SMS and direct mail channels. In addition, Retail Control Systems is integrating the Clutch platform for email marketing and point-of-sale data collection and analysis by Denver-area Goodwill Industries locations beginning in 2017.

Good Start Genetics announced a partnership with Roche to offer its carrier screening and prenatal test services to U.S. obstetricians and general practitioners. In addition, Good Start Genetics announced a partnership with Genome Medical to augment its genetic counseling services for VeriYou. Good Start launched a collaboration with Helix to develop consumer applications to help couples better understand their reproductive health.

MediaMath and DoubleVerify announced plans to integrate DoubleVerify data on the MediaMath platform, providing clients with more data on digital ad quality, brand safety, fraud and invalid traffic, viewability and targeting. MediaMath was the first to integrate the Google DoubleClick Ad Exchange Programmatic Guaranteed product offering premium publisher inventory to clients in EMEA, APAC, LATAM and North America markets. MediaMath is collaborating with Adform to allow MediaMath TerminalOne users access to publishers on the Adform system, while Adform gains global demand for its global programmatic supply. MediaMath was also the first demand-side platform to partner with Integral Ad Science to leverage its performance matching technology to empower advertisers with the ability to target viewability thresholds for its video inventory.

meQuilibrium announced a partnership with Optum, a subsidiary of UnitedHealth Group, to integrate meQuilibrium's human resilience capacity performance and productivity software platform into Optum's employee assistance program, and to offer it as a standalone service. meQuilibrium made major additions to its customer roster, including one of the largest health insurers in North America, a major home-improvement retailer, a Fortune 50 consumer packaged goods company, a Fortune 500 manufacturer, and a large health insurer reseller.

Propeller Health crafted partnerships with Molina Healthcare of New Mexico for asthma control, and with Vectura Group plc in the United Kingdom to develop digitally connected inhalers using Vectura's dry powder technology. Propeller Health partnered with Aptar Pharma, a global drug delivery systems provider, to begin development of what is believed to be the world's first digital, connected metered dose inhaler with an integrated sensor and a novel electronic dose counter. Propeller Health also announced a new commercial partnership with Humana, whose employees are participating in the AIR Louisville program.

QuanticMind earned Elite status in the Microsoft Bing Partner Program for its success in growing the Bing search advertising customer base. The Bing program allows QuanticMind clients exclusive access to Bing Ads training, marketing and technology development.

Sonobi announced a partnership with Bankrate as their exclusive header management technology through the company's server-to-server product. As a result, Bankrate will leverage Sonobi's header tag technology to manage how they monetize their audience and bring in other partners. Sonobi partnered with Guardian Media Group on header bidding services. Sonobi will manage Guardian's audience monetization. Sonobi announced a key partnership with Omnicom Media Group's Annalect Group to integrate Sonobi's JetstreamTM platform into OMG's premium ad technologies so organizations can pre-qualify and purchase audiences directly without financial intermediaries.

Syapse announced a collaboration with Biotheranostics to combine the Syapse Precision Medicine Platform with diagnostic data from Biotheranostics' genomic tests to help physicians find the most effective treatment for cancer patients based on their molecular profiles. Syapse is also partnering with Henry Ford Health System and Catholic Health Initiatives to launch an oncology precision medicine program to revolutionize cancer care in the greater Midwest and across CHI, respectively. Syapse launched the Oncology Precision Network (OPeN) in collaboration with customers Intermountain Healthcare, Providence Health & Services, and Stanford Cancer Institute. Syapse announced that its Precision Medicine Platform was used by The American Society of Clinical Oncology ("ASCO") to launch and enroll the first patients in the ASCO's Targeted Agent and Profiling Utilization Registry study. This groundbreaking clinical trial relies on Syapse to manage the study workflow and capture structured clinical data from participating hospital systems.

Trice Medical is partnering with Highmark Allegheny Health System to conduct two clinical trials, utilizing the mi-eye 2 to diagnose meniscus injuries in the office setting, and using the mi-eye 2 to determine proper surgical planning for those patients undergoing a knee replacement. The clinical trials are expected to commence in Q1 2017.

WebLinc launched ecommerce websites for Sanrio.com, the global lifestyle brand best known for pop icon Hello Kitty®; Lime Crime, a booming cosmetics brand based in Los Angeles; Century 21 Department Stores, a privately-held department store chain based in New York City; Costume SuperCenter, the web's largest one-stop retailer for kid and adult costumes; Just Candy, the one-stop shop for candy party favors and bulk from Party City Stores founder Steve Mandell; Tahari ASL, the affordable luxury brand catering to the professional woman in all aspects of her life; and RachelRoy.com for Rachel Roy, an award-winning and privately-owned women's clothing brand.

Zipnosis added several new health systems to its roster of clients including Mission Health, Inspira Health Network, Olmsted Medical Center, Ridgeview Medical Center and Lakewood Regional Medical Center. Zipnosis offers health systems the option to support their virtual care service with an outsourced clinical staffing model. This can help health systems effectively manage clinical capacity, go to market more rapidly or extend the hours diagnosis and treatment is available.

~ Industry Awards ~

Aktana was named a "Cool Vendor" in Gartner's 2016 report "Cool Vendors in Life Science." Aktana was also named one of three Gold Technology Partners by Veeva in recognition of its ability to provide customers with an ecosystem of proven life sciences products, services and high quality integrated solutions that customers can trust to help them succeed.

Cask Data was recognized as one of "20 Companies that Changed Big Data in 2016" by Enterprise Strategy Group in its annual Delta-V Awards. Cask was certified as a great workplace by the independent analysts at Great Place to Work®. Cask was also named a "Cool Vendor" in Gartner's 2016 report on Pervasive Integration for its open source CDAP and Cask Hydrator.

CloudMine was named "Cool Vendor" in mobile app development by Gartner for its Connected Health Cloud. CloudMine's Connected Health Cloud won a 2016 SIIA CODiE Award as Best Information Service Delivered as a Mobile App. CloudMine was also recognized as an IDC Innovator because its technology balances lower-cost mobile app development platform subscription fees with development of specialized APIs relevant to regulated industries.

Clutch Holdings was named Top 5 in the Philadelphia Business Journal's "50 On Fire" list of fast-growing public and private companies based on its revenue growth from 2013 to 2015.

Full Measure Education earned the Complete College America Guided Pathways to Success ("GPS") "Seal of Approval", which recognizes industry tools and practices that facilitate institutional effectiveness to achieve the goals of GPS.

Hoopla Software earned a 2016 Gold Stevie Award for the category "Incentive Management Solution – New". The award recognized Hoopla's success in building a platform that drives the performance of sales and service teams through an incentive-based platform that combines gamification, employee recognition, and motivational communication tools.

InfoBionic and its cloud-based MoMe® Kardia system earned the Frost & Sullivan 2016 North America Award for New Product Innovation.

MediaMath ranked No. 2 on Business Insider's list of the "37 hottest pre-IPO ad tech startups of 2016." CEO Joe Zawadzki was named 2016 Data Innovator of the Year for leadership in data-driven marketing by the Data Innovators Group and the Direct Marketing Club of New York. Fortune and Forbes magazines separately listed MediaMath among the 100 Best Workplaces for Millennials. Fortune also named MediaMath one of the 50 Best Places to Work for new college graduates. MediaMath was recognized as a "Visionary" by technology research firm Gartner in its Magic Quadrant for Digital Marketing Hubs.

Pneuron was named New York SmartCEO's Future 50 award winner, recognizing its revenue growth and staff additions. Pneuron was named a "Breakout Vendor" in Big Data integration by Forrester Research. Pneuron landed at No. 493 on the 2016 Inc. 5000 list of fast-growing private companies. In addition, CRN®, a brand of The Channel Company, named Pneuron to its 2016 list of Emerging Vendors.

Propeller Health received the American Telemedicine Association 2016 President's Award for Innovation in Remote Healthcare.

Syapse was recognized at the White House Precision Medicine Initiative Summit for its work with Intermountain Healthcare to implement and systematize precision medicine. This event, which included an address by then-President Barack Obama, showcased the achievements of pioneers in bringing precision medicine into clinical practice.

Transactis earned "Best Innovation in ACH" during 2016 for its BillerIQ platform from the National Automated Clearinghouse Association and PYMNTS.com. The award is bestowed at Harvard University based on voting by payments industry peers.

Trice Medical won MedCity News' 'Best of INVEST' award in 2016 in the medical device category.

WebLinc co-founder and CEO, Darren Hill, was a finalist for the EY Entrepreneur Of The Year™ 2016 Award in the Greater Philadelphia Region. WebLinc was named a finalist for the 2016 SIIA CODiE Award for Best eCommerce Solution.

Zipnosis was named a key company to watch in mHealth by Frost & Sullivan, and was one of four companies recognized as an IDC Innovator in U.S. virtual care for 2016 among companies with less than $50 million in revenue. CEO Jonathan Pearce was listed among the 100 leaders transforming healthcare through technology by Hot Topics, a prominent tech news publisher. Zipnosis was also listed among Minnesota's 2016 'Best Places to Work' by the Minneapolis/St. Paul Business Journal.

~ Other Milestones ~

Cask Data reported that Ericsson has made a strategic minority investment that is expected to accelerate delivery of Cask's Apache Hadoop-based services for managing complex data analytics to a range of industries.

Good Start Genetics added veteran management talent in 2016 to shepherd the company's continued growth, appointing Jeffrey Luber as President and Chief Executive Officer; Marc Jones as Chief Financial Officer; and James Frontero as Chief Commercial Officer. Good Start Genetics also formed a pediatric scientific advisory board as the company prepares to expand its footprint in genetic testing for families, from preconception through early childhood. Advisors include representatives from Verily (formerly Google Life Sciences), Brigham and Women's Hospital in Boston, and the Center for Applied Genomics at Children's Hospital of Philadelphia.

NovaSom enhanced its sales strategies during 2016, achieving "High Traction" status among Safeguard partner companies with annual revenue of more than $20 million.

Propeller Health raised $21.5 million of capital in the fourth quarter of 2016 through a Series C financing with participation by Safeguard, Social Capital, 3M Ventures, Glaxo Smith Kline's venture arm and Limited and Hikma Ventures. Proceeds will help Propeller continue to add devices and medications to its platform and boost sales and marketing initiatives.

Syapse announced a $25 million Series C funding round in early 2016 led by Ascension Ventures with participation from Safeguard and Social Capital. Proceeds from the funding are being used to enhance the Syapse Precision Medicine Platform, including support for alternative payment models and expansion to new clinical service lines.

Transactis completed a $30 million Series E financing during 2016 with equal participation by Safeguard and five of the largest commercial banks in the world – Capital One, TD, Wells Fargo, PNC and Fifth Third.

WebLinc acquired Orderbot, a Vancouver-based order management system, to process ecommerce orders, streamline warehouse and inventory management in real time, and analyze customer-buying trends.

PARTNER COMPANY HOLDINGS AS OF DECEMBER 31, 2016

Partner Company Revenue Stages
Development Stage Pre-revenue Proving out technology Developing prototype Beta stage customers	Initial Revenue Stage Up to $5M in revenue Initial customers Early market penetration Management team forming Infrastructure being built	Expansion Stage $5M to $20M in revenue Commercial grade solution Growing market penetration Management team built out Infrastructure in place	High Traction Stage $20M+ in revenue Significant commercial traction

Partner Companies	Stage	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)
AdvantEdge Healthcare Solutions	High Traction	Healthcare	2006	40%	$5.2	$16.3
Aktana	Initial Revenue	Healthcare	2016	31%	7.6	8.3
Apprenda	Expansion	Other	2013	29%	11.1	22.1
Beyond	High Traction	Digital Media	2007	38%	15.2	13.5
Brickwork	Initial Revenue	Digital Media	2016	20%	4.1	4.2
Cask Data	Initial Revenue	Other	2015	31%	8.1	11.0
CloudMine	Initial Revenue	Healthcare	2015	30%	3.0	5.5
Clutch Holdings	Expansion	Digital Media	2013	43%	10.7	16.3
Full Measure Education	Initial Revenue	Digital Media	2015	35%	5.9	8.6
Good Start Genetics	High Traction	Healthcare	2010	30%	-	17.1
Hoopla Software	Initial Revenue	Digital Media	2011	26%	0.1	4.8
InfoBionic	Initial Revenue	Healthcare	2014	40%	2.7	14.5
Lumesis	Initial Revenue	Financial Services	2012	44%	1.9	6.2
MediaMath	High Traction	Digital Media	2009	21%	5.2	25.5
meQuilibrium	Initial Revenue	Healthcare	2015	32%	5.2	8.0
Moxe Health	Initial Revenue	Healthcare	2016	32%	4.5	4.5
NovaSom	High Traction	Healthcare	2011	32%	2.8	22.1
Pneuron	Initial Revenue	Financial Services	2013	35%	5.7	8.5
Prognos	Expansion	Healthcare	2011	35%	5.7	11.6
Propeller Health	Initial Revenue	Healthcare	2014	24%	9.3	14.0
QuanticMind	Initial Revenue	Digital Media	2015	23%	7.8	9.8
Sonobi	Expansion	Digital Media	2015	22%	3.8	5.4
Spongecell	Expansion	Digital Media	2012	23%	12.1	18.0
Syapse	Initial Revenue	Healthcare	2014	26%	6.3	13.3
T-REX	Initial Revenue	Financial Services	2016	24%	6.0	6.0
Transactis	Expansion	Financial Services	2014	24%	11.1	14.5
Trice Medical	Initial Revenue	Healthcare	2014	28%	3.9	8.1
WebLinc	Expansion	Digital Media	2014	38%	8.4	12.0
Zipnosis	Initial Revenue	Healthcare	2015	25%	5.7	7.0
				TOTAL:	$179.1	$336.7

AdvantEdge Healthcare Solutions, Inc. (Salem, NH)

AdvantEdge is a technology-enabled provider of healthcare revenue cycle and business management solutions that improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers.

Aktana, Inc. (San Francisco, CA)

Aktana is a pioneer in decision support for global life science sales teams, currently improving the commercial effectiveness for nearly half of the top 20 global pharmaceutical companies and more than 50 brands. The company's data-fueled suggestions and insights are delivered within a sales professional's existing CRM workflow, serving as a critical ally in data leverage and better decision-making.

Apprenda, Inc. (Troy, NY)

Apprenda is a leading enterprise cloud platform company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly.

Beyond.com, Inc. (King of Prussia, PA)

Beyond helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources.

Brickwork (New York, NY)

In a world where 90% of retail sales occur in-store but 80% of store customers begin online, Brickwork powers new Pre-Visit Experiences for customers of the world's leading brands and retailers including Nike, Kate Spade, Urban Outfitters, and Bonobos. Brickwork empowers eCommerce and Marketing teams to engage mobile and online visitors intending to buy offline with calls-to-action and experiences that result in more qualified store visits and increased revenue.

Cask Data, Inc. (Palo Alto, CA)

Cask makes building and running big data solutions on-premise, or in the cloud, easy with Cask Data Application Platform ("CDAP"), the first unified integration platform for big data. CDAP reduces the time to production for data lakes and data applications by 80 percent, empowering the business to make better decisions faster.

CloudMine, Inc. (Philadelphia, PA)

CloudMine empowers payers, providers and pharmaceutical organizations to mobilize patient information by building robust applications and driving actionable insights. Through support for machine learning, data science, and predictive analytics, CloudMine customers are improving the quality of care by leveraging cognitive data analysis to determine patient interactions.

Clutch Holdings, Inc. (Ambler, PA)

Clutch helps companies get the most value they can from their existing customers. Clutch's advanced Customer Management platform delivers intelligence and personalized engagements empowering consumer-focused businesses to identify, understand and motivate their customer base.

Full Measure Education, Inc. (Washington, DC)

Full Measure Education is breaking new ground in digital transformation for higher education. Full Measure Education's Digital Student Experience (DSx) platform harnesses the power of unified data and the reach of mobile devices to enable personalization and simplicity for students.

Good Start Genetics, Inc. (Cambridge, MA)

Good Start Genetics is dedicated to helping grow healthy families through its best-in-class genetics offerings. Using advanced clinical sequencing, proprietary methods and information tailored to the individual, the company's suite of offerings arms clinicians and patients with insightful and actionable information to promote successful pregnancies and help build healthy families. The company's product portfolio, including GeneVu, EmbryVu and VeriYou, encompasses a multifaceted approach to genetic testing, featuring solutions for both preimplantation and carrier screening, while offering comprehensive and flexible testing options helping a wider range of couples find their paths to pregnancy at significantly lower costs. Good Start Genetics complements these offerings with world class customer care and genetic counseling to help families stay well-informed and be better prepared for tomorrow.

Hoopla Software, Inc. (San Jose, CA)

Hoopla amplifies performance for businesses of all sizes through live data broadcasts of company news, key milestones and other accomplishments. Companies use Hoopla to celebrate achievements and keep employees connected, engaged and motivated.

InfoBionic, Inc. (Lowell, MA)

InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias.

Lumesis, Inc. (Stamford, CT)

Lumesis is focused on providing regulatory, business efficiency and analytical solutions to the municipal bond marketplace. Lumesis is dedicated to serving the municipal market with industry-leading solutions that meet the needs of an evolving regulatory environment. Today, the company's DIVER platform helps hundreds of firms with over 44,000 users efficiently meet credit, regulatory and risk needs.

MediaMath, Inc. (New York, NY)

MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne Marketing Operating System®. MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise.

meQuilibrium (Boston, MA)

meQuilibrium is the leader in resilience solutions, helping individuals, organizations and communities thrive in the face of change and disruption, unleash creativity and innovation, and re-imagine what is possible. The company's digital coaching tools and people analytics optimize talent, well-being and business opportunity and agility by measurably building resilience capacity in workplaces at scale. Grounded in science, meQuilibrium has validated results that prove a correlation between the adaptive thinking it builds and the behaviors that lead to increased engagement, productivity, and physical and mental health, as well as decreased absenteeism and health expenses.

Moxe Health Corporation (Madison, WI)

Moxe Health provides a clinical data clearinghouse, facilitating bi-directional exchange of clinical, analytic and administrative data. Moxe's solutions include Substrate, an electronic medical record integration platform, and Convergence, a framework for embedding apps directly within EHRs. Through these solutions, health systems and health plans share medical records, key patient health insights, and timely claims data – eliminating the inefficiencies of clinical data exchange.

NovaSom, Inc. (Glen Burnie, MD)

NovaSom is a leader in obstructive sleep apnea home testing with the AccuSom® home sleep test, a comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals.

Pneuron Corporation (Woburn, MA)

Pneuron enables organizations to leverage their existing applications, infrastructure, services and data to create and deliver actionable intelligence—in half the time and cost. Through Pneuron's innovative, distributed approach, companies are no longer faced with the complex centralization and integration requirements of traditional approaches.

Prognos (New York, NY)

Formerly known as Medivo, Prognos is focused on using artificial intelligence and advanced analytics to improve health by tracking and predicting disease as soon as possible. Through a nationwide network of partner labs, the Prognos Registry consists of 5 billion clinical diagnostics records for 100 million patients across 30 disease areas.

Propeller Health, Inc. (Madison, WI)

Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management.

QuanticMind, Inc. (Redwood City, CA)

QuanticMind is the pioneer of predictive advertising management software for paid search and social channels. By reinvesting ad management point solutions through machine learning, distributed cloud computing, and in-memory processing, QuanticMind delivers the most intelligent, scalable and fastest platform for maximizing advertising performance for enterprises.

Sonobi, Inc. (New York, NY)

Sonobi is an advertising tech developer that is redefining the way media is transacted by putting people, not impressions, at the center of every digital execution. Sonobi's JetStream platform provides a direct interaction between publishers and advertisers, enabling them to directly collaborate, plan and deliver engaging experiences to buyer-defined consumers upfront and guaranteed.

Spongecell, Inc. (New York, NY)

Spongecell's Creative Management Platform helps advertisers enhance the power of digital brand creative by leveraging customer data and brand content to personalize ads for maximum relevance. Spongecell's Creative Optimization and Relevance Engine (CORE) combines robust data integrations with powerful optimization and decisioning tools, empowering advertisers to make smarter creative decisions and build powerful campaigns that drive performance and ROI.

Syapse, Inc. (Palo Alto, CA)

Syapse drives healthcare transformation through precision medicine, enabling provider systems to improve clinical outcomes, streamline operations and shift to new payment models. Syapse Precision Medicine Platform is a comprehensive software suite used by leading health systems to support the clinical implementation of precision medicine in oncology and other service lines, enabling clinical and genomic data integration, decision support, care coordination and quality improvement at point of care.

T-REX Group, Inc. (New York, NY)

T-REX offers a secure, software-as-a-service enterprise analytics, risk and portfolio management platform to global investment banks, allowing them to finance, securitize and manage assets efficiently and transparently across multiple classes.

Transactis, Inc. (New York, NY)

Transactis is a leading provider of electronic billing and payment solutions. Transactis' cloud-based electronic bill presentment and payment platform, BillerIQ, is a white-labeled solution that is offered "as-a-service," enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device.

Trice Medical, Inc. (King of Prussia, PA)

Trice Medical has pioneered and evolved a fully integrated camera-enabled technology that provides a clinical solution optimized for the physician's office. Trice's mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reduce the overall cost to the healthcare system.

WebLinc, Inc. (Philadelphia, PA)

WebLinc helps great retailers sell more. WebLinc develops modern, digital commerce technologies for growing ecommerce-focused teams. WebLinc's cloud products, Workarea and Orderbot, power commerce sites for dynamic, high-growth retailers including Sanrio/Hello Kitty, Urban Outfitters, Inc.'s brands Terrain and BHLDN, U.S. Polo Assn., Do it Best Corp., Woodcraft, Rachel Roy, and others.

Zipnosis, Inc. (Minneapolis, MN)

Zipnosis partners with health systems nationwide to provide a white-labeled telemedicine virtual care platform, offering patients convenient access to care while improving clinician efficiency. Patients can be virtually treated for more than 90 conditions using evidence-based adaptive interviews, phone or video, or when a rapid test like strep is needed, directed to visit a clinic with expedited service using the ZipTicket® boarding pass. Zipnosis has more than sever years' experience and data to help partners rapidly launch and scale a market-leading virtual care solution.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, March 2, 2017

Time: 9:00am ET

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-585-8367 // (International) 416-621-4642

Access Code: 63404139

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of fourth quarter and full-year 2016 financial results followed by Q&A.

Replay will be available through April 2, 2017 at 11:59pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics (NYSE:SFE) provides capital and relevant expertise to fuel the growth of technology-driven businesses in healthcare, financial services and digital media. Safeguard targets companies that are capitalizing on the next wave of enabling technologies with a particular focus on the Internet of Everything, enhanced security and predictive analytics. Safeguard typically deploys between $5 million and $25 million over the course of its partnership with a company, initially investing in a Series A or B Round and opportunistically in a Seed Round. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2016	December 31, 2015

Assets
Cash, cash equivalents and marketable securities	$30,442	$63,858
Other current assets	2,109	5,810
Total current assets	32,551	69,668
Ownership interests in and advances to partner companies	183,470	171,601
Loan participations receivable	—	2,649
Long-term marketable securities	7,302	9,743
Long-term restricted cash equivalents	6,336	—
Other assets	2,169	3,182
Total Assets	$231,828	$256,843

Liabilities and Equity
Other current liabilities	5,861	6,417
Total current liabilities	5,861	6,417
Other long-term liabilities	3,630	3,965
Convertible senior debentures - non-current	52,560	50,956
Total equity	169,777	195,505
Total Liabilities and Equity	$231,828	$256,843

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Operating expenses	$3,928	$3,958	$18,692	$17,554
Operating loss	(3,928)	(3,958)	(18,692)	(17,554)

Other income (loss), net	64	(84)	(1,682)	217
Interest, net	(554)	(692)	(2,559)	(2,588)
Equity income (loss)	(17,283)	(9,537)	671	(39,599)

Net loss before income taxes	(21,701)	(14,271)	(22,262)	(59,524)
Income tax benefit (expense)	—	—	—	—
Net loss	$(21,701)	$(14,271)	$(22,262)	$(59,524)

Net loss per share:
Basic	$(1.07)	$(0.69)	$(1.09)	$(2.85)
Diluted	$(1.07)	$(0.69)	$(1.09)	$(2.85)

Weighted average shares used in computing loss per share :
Basic	20,357	20,821	20,343	20,874
Diluted	20,357	20,821	20,343	20,874

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 29 partner companies as of December 31, 2016, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings.  Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31, 2016

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$179,111	$336,832
Other holdings	4,359	37,254
	$183,470	$374,086